Exhibit 99.2

Reconciliation of Budgeted Segment Adjusted EBITDA* to Projected Consolidated Loss Before Income Taxes - Unaudited

Management has presented in Exhibit 99.1 to this Current Report on Form 8-K certain forward-looking statements about the Company's future financial performance which include Budgeted Segment Adjusted EBITDA as a financial measure. We define Budgeted Segment Adjusted EBITDA as net income (loss) under U.S. GAAP before non-cash compensation expenses, certain other expenses, provision for or benefit from income taxes, depreciation and amortization and, for our Structured Settlements segment, amounts related to the consolidation of the securitization and permanent financing trusts we use to finance our business, interest expense associated with our senior secured credit facility, debt issuance costs and broker and legal fees incurred in connection with sales of finance receivables. We present Budgeted Segment Adjusted EBITDA as an indication of our segments' operating performance because our CODM, as that term is defined in ASC 280, uses Budgeted Segment Adjusted EBITDA to evaluate performance and to allocate resources. Not all companies calculate Budgeted Segment Adjusted EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. Additionally, Budgeted Segment Adjusted EBITDA is not indicative of cash flow generation. Below is a reconciliation of Budgeted Segment Adjusted EBITDA for the Company's two reportable segments to Projected Consolidated Loss before income taxes for the year ended December 31, 2017.

	Twelve Months Ended December 31, 2017	Line Item in the Statement of Operations where amounts are reflected
	(In thousands)
Structured Settlements Segment Adjusted EBITDA	$15,225
Home Lending Segment Adjusted EBITDA	25,032
Subtotal Budgeted Segment Adjusted EBITDA for Reportable Segments	$40,257

Securitization-related adjustments:
Unrealized gain on finance receivables, long-term debt and derivatives post securitization due to changes in interest rates	7,056	Realized and unrealized gains on VIE and other finance receivables, long-term debt and derivatives
Interest income from securitized finance receivables	181,148	Interest income
Interest income on retained interests in finance receivables	(1,616)	Interest income
Servicing income on securitized finance receivables	(5,060)	Servicing, broker, and other fees
Interest expense on long-term debt related to securitization and permanent financing trusts	(168,708)	Interest expense
Professional fees relating to securitizations	(5,352)	Securitization debt maintenance
Provision for losses associated with permanently financed VIEs	(40)	Provision for losses
Subtotal of securitization-related adjustments	$7,428
Other adjustments:
Share based compensation	(772)	Compensation and benefits
Lease termination, severance and other restructuring related expenses	(2,243)	Compensation and benefits, Professional and consulting and General and administrative
Debt modification expense	(619)	Interest expense, Professional and consulting, and Debt issuance
Term loan interest expense	(40,391)	Interest expense
Debt issuance	(6,408)	Debt issuance
Depreciation and amortization	(4,462)	Depreciation and amortization
Projected Consolidated Loss before income taxes	$(7,210)
*Represents a measure of our segments' operating performance, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, Segment Adjusted EBITDA is not indicative of cash flow generation.
Note: The reconciliation of Budgeted Segment Adjusted EBITDA to Projected Consolidated Loss Before Income Taxes does not include the impact of a Possible Transaction. There can be no assurance that such Possible Transaction will be realized, which may result in a gain or loss on extinguishment of debt, reduced interest expense and additional restructuring expenses.